Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Partners Equity Trust

We consent to the use of our report dated May 14, 2013, with respect to the financial statements of Legg Mason Investment Counsel Financial Services Fund, a series of Legg Mason Partners Equity Trust, as of March 31, 2013, incorporated herein by reference and to the references to our firm under the headings “Financial highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

New York, New York

July 19, 2013